Exhibit 10.1

NOTICE OF GRANT
UNDER
THE ESTÉE LAUDER COMPANIES INC.
AMENDED AND RESTATED FISCAL 2002 SHARE INCENTIVE PLAN (as of November 15, 2019)
(The “Plan”)

This Notice of Grant is incorporated by reference into the Price Vested Unit Award Agreement dated as of March 11, 2021 (the “Agreement”) and made a part thereof.

This is to confirm that you were awarded a grant of Price Vested Units at the most recent meeting of the Stock Plan Subcommittee of the Compensation Committee of the Board of Directors (the “Subcommittee”) representing the right to receive shares of Class A Common Stock of The Estee Lauder Companies Inc. (the “Shares”), subject to the terms of the Plan and the Agreement. This award was made in recognition of the significant contributions you have made as a key employee of the Company, and to motivate you to achieve future successes by aligning your interests more closely with those of our stockholders. This Price Vested Unit Award is granted under and governed by the terms and conditions of the Plan and the Agreement which are made a part hereof. Please read these documents and the Summary Plan Description and keep them for future reference. The specific terms of your award are as follows:

Participant:	Fabrizio Freda

Grant Date:	March 11, 2021

Target Number of Shares:	There are three separate Awards granted hereby. Each is a “Tranche,” and will be separately, the “First Tranche”, the “Second Tranche” and the “Third Tranche,” respectively.

•	First Tranche:	The Target Number of Shares is 27,457.

•	Second Tranche:	The Target Number of Shares is 28,598.

•	Third Tranche:	The Target Number of Shares is 29,872.

For the avoidance of doubt, it is understood that a Participant’s rights, if any, with respect to any one Tranche shall be determined independently of the Participant’s rights, if any, with respect to any other Tranche.

Service Period:	March 11, 2021 to June 30, 2024.

Full Performance Period:	July 1, 2021 to June 30, 2025.

Type of Award:	Stock Unit and Performance Award (referred to herein as “Price Vested Units”).

1

Plan Achievement Goals:   Except as otherwise provided in Section 4 or 5 of the Agreement, the Target Number of Shares subject to the First Tranche, the Second Tranche or the Third Tranche, as the case may be, shall vest provided that (1) the applicable Stock Price Goal for such Tranche is met upon the conclusion of the Service Period and (2) the Cumulative Operating Income Goal is met upon the conclusion of the Full Performance Period.   Achievement of each goal is subject to certification by the Subcommittee.

(a)	Stock Price Goals

(i)
For the First Tranche, the “Stock Price Goal” shall mean an average of the closing trading prices of the Shares (on the New York Stock Exchange or other principal exchange on which the Shares are traded) for any period of 20 consecutive trading days during the Service Period that equals or exceeds $323.03 per Share.  If the Stock Price Goal for the First Tranche is not achieved, the First Tranche shall be immediately forfeited without consideration, and the Participant shall have no further rights with respect thereto. Notwithstanding the foregoing, the Stock Price Goal shall be subject to adjustment by the Committee or the Subcommittee to reflect changes in capitalization of the Company in accordance with Section 13 of the Plan.

(ii)
For the Second Tranche, the “Stock Price Goal” shall mean an average of the closing trading prices of the Shares (on the New York Stock Exchange or other principal exchange on which the Shares are traded) for any period of 20 consecutive trading days during the Service Period that equals or exceeds $333.21 per Share.  If the Stock Price Goal for the Second Tranche is not achieved, the Second Tranche shall be immediately forfeited without consideration, and the Participant shall have no further rights with respect thereto. Notwithstanding the foregoing, the Stock Price Goal shall be subject to adjustment by the Committee or the Subcommittee to reflect changes in capitalization of the Company in accordance with Section 13 of the Plan.

(iii)
For the Third Tranche, the “Stock Price Goal” shall mean an average of the closing trading prices of the Shares (on the New York Stock Exchange or other principal exchange on which the Shares are traded) for any period of 20 consecutive trading days during the Service Period that equals or exceeds $343.61 per Share. If the Stock Price Goal for the Third Tranche is not achieved, the Third Tranche shall be immediately forfeited without consideration, and the Participant shall have no further rights with respect thereto. Notwithstanding the foregoing, the Stock Price Goal shall be subject to adjustment by the Committee or the Subcommittee to reflect changes in capitalization of the Company in accordance with Section 13 of the Plan.

(b)	Cumulative Operating Income Goal

(i)
“Cumulative Operating Income Goal” shall mean that the Company has achieved positive Cumulative Operating Income, as defined below, for the Full Performance Period. If the Cumulative Operating Income Goal is not achieved, all of the Tranches shall be immediately forfeited without consideration, and the Participant shall have no further rights with respect thereto.

(ii)
For purposes of this Agreement, “Cumulative Operating Income” means the sum of operating income for each full fiscal year in the Full Performance Period beginning with the fiscal year ending June 30, 2022. Operating income of the Company shall have the meaning utilized by the Company in its consolidated financial statements in accordance with generally accepted accounting principles as in effect on July 1, 2021, calculated without regard to the following:

•	Changes in accounting principles (i.e. cumulative effect of GAAP changes)

•
Income/loss from discontinued operations and income/loss on sale of discontinued operations or adjustments to previously disposed businesses and such items which are the result of a change in the law or the Company’s response thereto.

•	Impairments of intangibles and goodwill related to acquisitions.

•
The impact of an acquired business’ income statement not included in the Long-Range Plan (LRP) coincident with the Full Performance Period, whether dilutive or accretive.  For the sake of clarity, the LRP will be adjusted to include the expected performance of the acquired business(es) (i.e. the income statement acquisition model used to support the purchase decision). The adjustment includes due diligence fees, investment banking fees, the operating performance of business and any transition and/or integration costs as reflected on the income statement of the acquired brand, as well as any fair value accounting charges or credits to the statement of earnings.

•
Non-recurring and non-operating income/expenses that are separately stated and disclosed in the financial statements and/or Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s reports for the applicable period – e.g., restructuring charges, legal settlement charges.

(c)
If the Participant’s employment is terminated or a Change in Control occurs prior to the end of the Full Performance Period, Paragraphs 4 and 5 of the Agreement will govern the treatment of the Price Vested Units.

If you wish to accept this grant, please sign this Notice of Grant and return by e-mail immediately to the Compensation Department.

The undersigned hereby accepts, and agrees to, all terms and provisions of the Agreement, including those contained in this Notice of Grant.

By	/s/ Fabrizio Freda	Date	March 11, 2021
Fabrizio Freda

Each of the Stock Plan Subcommittee of the Compensation Committee and the Compensation Committee of the Board of Directors of The Estée Lauder Companies Inc. reserves the right to change provisions of this Agreement to comply with applicable laws or regulations.

Price Vested Unit Award Agreement Under
The Estée Lauder Companies Inc.
Amended and Restated Fiscal 2002 Share Incentive Plan (as of November 15, 2019) (the “Plan”)

This PRICE VESTED UNIT AWARD AGREEMENT (“Agreement”) provides for the granting of performance share unit awards by The Estée Lauder Companies Inc., a Delaware corporation (the “Company”), to the participant, an employee of the Company or one of its subsidiaries (the “Participant”), representing a notional account equal to a corresponding number of shares of the Company’s Class A Common Stock, par value $0.01 (the “Shares”), subject to the terms below (the “Price Vested Units”). The name of the “Participant,” the “Grant Date,” the “Target Number of Shares,” the “Service Period,” the “Full Performance Period”, the “Stock Price Goals”, and the “Cumulative Operating Income Goal” are stated in the “Notice of Grant” attached or posted electronically together with this Agreement and are incorporated by reference. The other terms of this Price Vested Unit Award are stated in this Agreement and in the Plan. Terms not defined in this Agreement are defined in the Plan, as amended.

1.
Award Grant. The Company hereby awards to the Participant a target award of Price Vested Units in respect of the number of Shares set forth in the Notice of Grant, representing Stock Unit and Performance Awards under the terms of the Plan.

2.
Right to Delivery of Shares Under Price Vested Units. The percentage of the Price Vested Units to be earned and Shares to be delivered has been established by the Subcommittee based on achievement of (a) the Stock Price Goals prior to the end of the Service Period and (b) achievement of the Cumulative Operating Income Goal prior to the end of the Full Performance Period specified in the Notice of Grant. Except as otherwise provided in paragraph 3, 4 or 5 below, at the end of the Service Period and the Full Performance Period, the number of Shares earned in respect of the Price Vested Units will be determined in accordance with the Notice of Grant.

3.
Delivery of Shares and Payment of Dividend Equivalents Under Price Vested Units. Payments under this Agreement will be made in the form of delivery of the number of Shares that is equivalent to the number of Price Vested Units earned and deliverable to the Participant pursuant to paragraph 2 above. Except as otherwise provided in paragraph 4 or 5 below, payments, if any, with respect to each Tranche will be made on September 2, 2025, and the form of such payout will be the delivery of Shares. In addition, each Price Vested Unit that becomes earned and payable pursuant to paragraph 2 above carries a Dividend Equivalent Right, payable in cash at the same time as the delivery of Shares in accordance with this paragraph 3 and paragraph 4 or 5. For the avoidance of doubt, with respect to each Tranche, such Dividend Equivalent Right shall not attach to, and no payment shall be made as a result of, dividends (a) the record date for which is prior to the grant date of the Price Vested Units or (b) paid with respect to Price Vested Units that are not ultimately earned.

4.	Change in Control.

(a)
Upon a Change in Control, provided that the Price Vested Units remain outstanding and have not been forfeited prior to such date and the Participant does not terminate his employment (e.g., by retiring or by voluntarily resigning other than for Good Reason or as provided in paragraph 4(b) below) prior to the end of the Service Period, (i) at any time before the end of the Full Performance Period, the Cumulative Operating Income Goal for the Price Vested Units shall be deemed met in full, and (ii) at any time before the end of the Service Period, the Service Period shall be deemed terminated as of the date of the Change of Control, such that the Stock Price Goals for each respective Tranche must be achieved as of or prior to such date. In such a case, if the Stock Price Goal for any Tranche is achieved as of such date, one hundred percent (100%) of the Target Number of Shares granted with respect to each such Tranche shall be delivered in accordance with paragraph 3 or, if earlier, in accordance with this paragraph 4.  For the avoidance of doubt, if the Stock Price Goal for any Tranche is not achieved as of the end of the Service Period (either upon June 30, 2024 or the date of a Change of Control, if earlier), then any such unvested Tranche will be forfeited. Upon a Change in Control that occurs prior to the end of the Service Period, and notwithstanding the requirement that the Stock Price Goals be met for a period of 20 consecutive trading days during the Service Period as provided under the Notice of Grant, the Stock Price Goal for each Tranche shall be deemed achieved if the price with respect to each Stock Price Goal as set forth on the Notice of Grant is achieved based upon (i) the price per Share paid to other stockholders in connection with the Change in Control transaction, or (ii) if the Change in Control does not involve consideration paid to stockholders,  the last trading price of the Shares (on the New York Stock Exchange or other principal exchange on which the Shares are traded) as of immediately prior to the Change in Control.

(b)
If on or after a Change in Control, the Participant terminates for Good Reason (as defined below), dies, becomes disabled as described in paragraph 5(b), or is terminated by the Company without Cause in accordance with paragraph 5(c), the following provisions shall apply:

(i)
Where the Change in Control occurs after the Full Performance Period, the number of Price Vested Units earned and Shares deliverable pursuant to paragraph 2, if any, but not yet delivered in accordance with paragraph 3 will be delivered in accordance with this paragraph 4.

(ii)
If any such termination occurs within two years following a Change in Control that constitutes a “change in control event” within the meaning of Section 409A of the Code or the Participant dies or becomes disabled as described in paragraph 5(b), the delivery of Shares and payments under this paragraph will be made within two weeks following the date on which Participant terminates employment or dies or becomes disabled as described in paragraph 5(b); provided such termination (excluding Participant’s death or disability as described in paragraph 5(b)) constitutes a “separation from service” for purposes of section 409A of the Code; provided further that if such termination (excluding Participant’s death or disability as described in paragraph 5(b)) does not constitute a “separation from service” for purposes of section 409A of the Code or such “separation from service” does not occur within two years following a Change in Control that constitutes a “change in control event” within the meaning of Section 409A of the Code, such payments shall be made in accordance with paragraph 3. If the Shares cease to be outstanding immediately after the Change in Control (e.g., due to a merger with and into another entity), then the amount and type of consideration to be received in respect of each Share earned under a Price Vested Unit will be based on the consideration paid to each stockholder per Share generally upon the Change in Control as determined by the Subcommittee. Notwithstanding anything herein to the contrary, the Subcommittee shall have the right to terminate and pay out any amounts hereunder in accordance with Treasury Regulation 1.409A-3(j)(4)(ix). In the event that a Change in Control occurs after the Participant’s termination of employment, each Price Vested Unit shall be converted into the right to receive an amount in cash based on the consideration paid to each stockholder per Share generally upon the Change in Control as determined by the Subcommittee.

(iii)	For purposes hereof, “Good Reason” means the occurrence of any of the following, without the express written consent of the Participant:

(A)
the assignment to the Participant of any duties inconsistent in any material adverse respect with the Participant’s position, authority or responsibilities immediately prior to the Change in Control, or any other material adverse change in such position, including title, authority or responsibilities;

(B)
any failure by the Company to pay any amounts for compensation or benefits owed to the Participant or a material reduction of the overall amounts of compensation and benefits in effect prior to the Change in Control, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Participant;

(C)
the Company’s requiring the Participant to be based at any office or location more than fifty (50) miles from that location at which he performed his or her services for the Company immediately prior to the Change in Control, except for travel reasonably required in the performance of the Participant’s responsibilities; or

(D)	any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor, unless such assumption occurs by operation of law.

(c)
If after a Change in Control, the Participant terminates his or her employment (e.g., by retiring or by voluntarily resigning) after the Service Period but prior to the end of the Full Performance Period, the Tranches of the Price Vested Units that vested in connection with the Change in Control under paragraph 4(a), if any, shall remain outstanding and shall be delivered in accordance with paragraph 3.

5.
Termination of Employment. If the Participant’s employment terminates, except as otherwise provided in paragraph 4, the vesting of Price Vested Units and the delivery of Shares thereunder will be as follows:

(a)
Death. If the Participant dies prior to the end of the Service Period, provided that the Price Vested Units remain outstanding and have not been forfeited prior to such date, (i) the Cumulative Operating Income Goal shall be deemed met in full, and (ii) the Service Period shall be deemed terminated as of the earlier of (A) the one-year anniversary of the date of the Participant’s death and (B) the last day of the Service Period, such that the Stock Price Goals for each respective Tranche must be achieved as of or prior to such date. In such a case, if the Stock Price Goal for a Tranche is achieved on or prior to such date, then one hundred percent (100%) of the Target Number of Shares underlying each such Tranche shall become vested.  For the avoidance of doubt, if the Stock Price Goals are not achieved as of the such date (either upon June 30, 2024 or the one-year anniversary of the Participant’s death, if earlier), then all Tranches subject to such Stock Price Goals will be forfeited. If the Participant dies on or after the last day of the Service Period, one hundred percent (100%) of the Target Number of Shares with respect to each Tranche for which the Stock Price Goals were achieved before the end of the Service Period, if any, will be delivered. Delivery of Shares hereunder, if any, will be made (1) if the Participant dies prior to June 30, 2023, on the 75th day following the date of the one-year anniversary of the Participant’s death, (2) if the Participant dies on or after June 30, 2023 but prior to June 30, 2024, on September 13, 2024, and (3) if the Participant dies on or after June 30, 2024, on the 75th day following the date of the Participant’s death. All delivery of Shares under this paragraph 5(a) shall be made in accordance with any applicable laws or Company procedures regarding such delivery of Shares.

(b)
Disability. If the Participant becomes “disabled” (within the meaning of Treasury Regulation 1.409A-3(i)(4)) prior to the end of the Service Period, provided that the Price Vested Units remain outstanding and have not been forfeited prior to such date, (i) the Cumulative Operating Income Goal shall be deemed met in full, and (ii) the Service Period shall be deemed terminated as of the earlier of (A) the one-year anniversary of the date on which the Participant becomes disabled and (B) the last day of the Service Period, such that the Stock Price Goals for each respective Tranche must be achieved as of or prior to such date. In such a case, if the Stock Price Goal for a Tranche is achieved on or prior to such date, then one hundred percent (100%) of the Target Number of Shares underlying each such Tranche shall become vested. For the avoidance of doubt, if the Stock Price Goals are not achieved as of the such date (either upon June 30, 2024 or the one-year anniversary of the date of the Participant becomes disabled, if earlier), then all Tranches subject to such Stock Price Goals will be forfeited. If the Participant becomes disabled on or after the last day of the Service Period, one hundred percent (100%) of the Target Number of Shares with respect to each Tranche for which the Stock Price Goals were achieved before the end of the Service Period, if any, will be delivered. Delivery of Shares hereunder, if any, will be made (1) if the disability occurs prior to June 30, 2023, on the 75th day following the date of the one-year anniversary of the date on which the Participant becomes disabled, (2) if the disability occurs on or after June 30, 2023 but prior to June 30, 2024, on September 13, 2024, and (3) if the disability occurs on or after June 30, 2024, on the 75th day following the date on which the Participant becomes disabled.

(c)
Termination of Employment Without Cause. If the Participant employment is terminated at the instance of the Company or relevant subsidiary without Cause (as defined below) (i) and if the Stock Price Goals for any of the Tranches are achieved as of the end of the Service Period and (ii) the Cumulative Operating Income Goal is achieved by the end of the Full Performance Period, one hundred percent (100%) of the Target Number of Shares granted with respect to such Tranches for which such Stock Price Goals were achieved, if any, shall be delivered in accordance with paragraph 3. If the Stock Price Goal for any Tranche is not achieved as of the end of the Service Period, such Tranche will be forfeited, and if the Cumulative Operating Income Goal is not achieved by the end of the Full Performance Period, then the Price Vested Units will be forfeited.

(d)
Termination of Employment By Employee. If the Participant terminates his or her employment (e.g., by retiring or by voluntarily resigning) on or prior to the end of the Service Period, then the Price Vested Units will be forfeited. If the Participant terminates his or her employment (e.g., by retiring or by voluntarily resigning) following the end of the Service Period but on or prior to the end of the Full Performance Period, and at least one Tranche of the Price Vested Units remains outstanding and has not been forfeited as of the termination date, then the Cumulative Operating Income Goal shall be measured for achievement as of the end of the Full Performance Period. If the Cumulative Operating Income Goal is achieved as of the end of the Full Performance Period then the Tranche(s) subject to the Stock Price Goal(s) that was (were) achieved prior to the end of the Service Period, if any, shall become vested and one hundred percent (100%) of the Target Number of Shares granted with respect to such Tranche(s) shall be delivered in accordance with paragraph 3 of this Agreement. If the Participant terminates his or her employment at any time and the Cumulative Operating Income Goal is not achieved as of the end of the Full Performance Period, then the Price Vested Units will be forfeited.

(e)
Termination of Employment With Cause. If the Participant is terminated for Cause, all Tranches of the Price Vested Units will be forfeited, regardless of whether a Tranche has been otherwise earned and vested. If (a) the Participant is no longer employed by the Company for any reason, (b) delivery of Shares of a Tranche has not previously been made, and (c) it is determined that Participant’s behavior while he was employed would have constituted Cause, then each Tranche not previously delivered will be forfeited, regardless of whether such Tranche has been otherwise earned and vested. For this purpose, “Cause” is defined in the employment agreement in effect between the Participant and the Company or any subsidiary, including any employment agreement entered into after the Grant Date. In the absence of an employment agreement, “Cause” means any breach by the Participant of any of his or her material obligations under any Company policy or procedure, including, without limitation, the Code of Conduct.

(f)
Post Employment Conduct. Payout of any Price Vested Unit Award after termination of employment is subject to satisfaction of the conditions precedent that, for the lesser of (A) 24 months following termination of employment or (B) the period remaining until date of delivery of the Shares as described in paragraph 3, the Participant neither (i) competes with, takes employment with, or renders services to a competitor of the Company, its subsidiaries, or affiliates nor (ii) conducts himself in a manner adversely affecting the Company. The term “competitor” means any business that is engaged in, or is preparing to become engaged in, the makeup, skin care, hair care, toiletries or fragrance business or other business in which the Company is engaged or preparing to become engaged, or that otherwise competes with, or is preparing to compete with, the Company. If the Participant’s employment terminates after the expiration of the Full Performance Period but prior to payout, payout will be subject to this paragraph 5(f).

6.
No Rights of Stock Ownership. This grant of Price Vested Units does not entitle the Participant to any interest in or to any voting or other rights normally attributable to Share ownership other than the Dividend Equivalent Rights granted under paragraph 3 above and until Shares are actually delivered to the Participant.

7.
Withholding Taxes. Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social security (or social insurance), payroll tax, fringe benefits tax, payment on account or other tax-related items related to the participation in the Plan and this Agreement and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer. Furthermore, the Participant acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Price Vested Units, including, but not limited to, the grant of the Price Vested Units, the vesting of the Price Vested Units, the delivery of Shares, the subsequent sale of Shares acquired under the Plan and the receipt of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant of the Price Vested Units or any aspect of the Participant’s participation in the Plan to reduce or eliminate his or her liability for Tax-Related Items or achieve any particular tax result. If the Participant is or becomes subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable event, or tax withholding event, as applicable, the Participant agrees to pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations of the Company and/or the Employer. In this regard, the Participant authorizes the Company and/or the Employer, or his or her respective agents, at the Company’s discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid by the Company and/or the Employer; (ii) withholding from proceeds of the sale of the Shares acquired upon settlement of the Price Vested Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); and/or (iii) withholding in whole Shares to be issued upon settlement of the Price Vested Units, provided that the Company only withholds the amount of whole Shares necessary to satisfy the statutory withholding requirements, not to exceed the maximum withholding tax rate in the Participant’s applicable jurisdiction. If the Company satisfies the withholding obligation for the Tax-Related Item by withholding a number of Shares as described herein, the Participant will be deemed to have been issued the full number of Shares due to Participant at vesting, notwithstanding that a number of the Shares is held back solely for purposes of such Tax-Related Items.

Finally, the Participant further agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of his or her participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sales of Shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

8.
Nonassignability. This award may not be assigned, pledged, or transferred except, if the Participant dies, to a designated beneficiary or by will or by the laws of descent and distribution. The foregoing restrictions do not apply to transfers under a court order, including, but not limited to, any domestic relations order.

9.
Effect Upon Employment. The Participant’s right to continue to serve the Company or any of its subsidiaries as an officer, employee, or otherwise, is not enlarged or otherwise affected by an award under this Agreement. Nothing in this Agreement or the Plan gives the Participant any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with any right the Company or any of its subsidiaries may have to terminate his or her employment at any time. Payment of Shares is not secured by a trust, insurance contract or other funding medium, and the Participant does not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on his or her behalf. A Price Vested Unit confers no rights as a stockholder of the Company until Shares are actually delivered to the Participant.

10.
Electronic Notice, Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to Price Vested Units awarded under the Plan or future Price Vested Units that may be awarded under the Plan by email or other electronic means. The Participant hereby consents to receive such documents by email or other electronic delivery and agrees to access information concerning the Plan through an on-line or electronic system established and maintained by the Company or by another third party designated by the Company.

11.
Data Privacy. As a condition of this Price Vested Unit grant, the Participant hereby expressly consents to the collection, use, disclosure, transfer and other processing of his or her personal data as set out in this Section 11 and as otherwise required by applicable law.

The Company, its affiliates, subsidiaries or agents, the Employer, and the Company’s stock plan service provider will process personal data of the Participant for the purposes of implementing, managing and administering the Participant’s grant of Price Vested Units and the Plan. Such personal data, in electronic or other form, may include the Participant’s name, home address, telephone number, email address, date of birth, social insurance number or other national identification number, beneficiary information (including beneficiary name, address social insurance number or other national identification number, and date of birth), hire date, salary and deductions, banking details, tax certification information, any Shares or directorships held in the Company, details of all equity grants or any other entitlement to Shares awarded, canceled, vested, unvested, or outstanding in the Participant’s favor.

For the purposes set out above, personal data may be transferred to countries other than the country in which the Participant resides, including to the United States and Australia. As required by applicable law, when personal data is transferred to a country outside of the country in which the Participant resides, measures will be put in place to ensure that the personal data is protected as required by law. These measures may include European Union Standard Contractual Clauses.

The Participant’s personal data will be retained for as long as necessary to implement, manage and administer the Participant’s grant of Price Vested Units and participation in the Plan. The Participant may request to access, modify or delete his or her personal data, request additional information about the processing of his or her personal data, or refuse or withdraw consent to the processing of the Participant’s personal data by contacting the local human resources representative in writing. Refusal or withdrawal of consent may affect the Participant’s ability to participate in the Plan but will not affect the Participant’s employment status or service and career with the Company.

12.	Discretionary Nature and Acceptance of Award. The Participant agrees to be bound by the terms of this Agreement and acknowledges, understands and agrees that:

(a)
The Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b)
The award is exceptional, voluntary and occasional, and does not create any contractual or other right to receive future awards, or benefits in lieu of Price Vested Units, even if Price Vested Units have been awarded in the past;

(c)	All decisions with respect to future Price Vested Units or other awards, if any, will be at the sole discretion of the Company;

(d)	The Participant’s participation in the Plan is voluntary;

(e)	The Price Vested Units and any Shares acquired under the Plan, and the income and value of the same, are not intended to replace any pension rights or compensation;

(f)
The Participant’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Company or the Employer to terminate the Participant’s employment at any time;

(g)
This Award of the Price Vested Units will be deemed accepted unless it is declined by way of written notice by the Participant within 30 days of the Grant Date to the Equity Based Compensation Department of the Company located at 767 Fifth Avenue, New York, NY 10153;

(h)
The Price Vested Units and any Shares acquired under the Plan, and the income and value of the same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal end of service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(i)
In the event the Participant is not an employee of the Company, the Price Vested Units and the Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or with any subsidiary of the Company;

(j)	The future value of the underlying Shares is unknown and indeterminable and cannot be predicted with certainty;

(k)
In consideration of the Price Vested Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Price Vested Units or diminution in value of the Price Vested Units, or Shares acquired upon vesting of the Price Vested Units, resulting from termination of Participant’s employment (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed, or the terms of the Participant’s employment), and in consideration of the Price Vested Units, Participant irrevocably releases the Employer, the Company and any of its subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acknowledging and agreeing to or signing the Notice of Grant, the Participant shall be deemed irrevocably to have waived his or her right to pursue or seek remedy for any such claim or entitlement against the Employer, the Company or any of its subsidiaries;

(l)
For Purposes of the Price Vested Units, the Participant’s employment or service relationship will be considered terminated as of the date the Participant is no longer actively providing services to the Employer, the Company or any of its subsidiaries as determined by the Administrator in its sole discretion (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);

(m)
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or Participant’s acquisition or sale of the underlying Shares; and

(n)
Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

13.
Failure to Enforce Not a Waiver. The Company’s or the Participant’s failure to enforce at any time any provision of this Agreement does not constitute a waiver of that provision or of any other provision of this Agreement.

14.
Governing Law. The Price Vested Unit Award Agreement is governed by and is to be construed according to the laws of the State of New York that apply to agreements made and performed in that state, without regard to its choice of law provisions. For purposes of litigating any dispute that arises under the Price Vested Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New York, and agree that such litigation will be conducted in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, and no other courts, where the Price Vested Units are made and/or to be performed.

15.
Partial Invalidity. The invalidity or illegality of any provision of the Agreement will be deemed not to affect the validity of any other provision. Furthermore, it is the parties’ intent that any order striking any portion of this Agreement and/or the Plan should modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties hereunder.

16.
Entire Agreement. This Agreement and the Plan constitute the entire agreement between the Participant and the Company regarding the award and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties regarding the award. Except as expressly set forth herein, this Agreement (and any provision of this Agreement) may not be modified, changed, clarified, or interpreted by the parties, except in a writing specifying the modification, change, clarification, or interpretation, and signed by a duly authorized Company officer.

17.
Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations, rulings, or guidance provided thereunder. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. The Company reserves the unilateral right to amend this Agreement upon written notice to the Participant to prevent taxation under Section 409A of the Code. Notwithstanding any contrary provision in the Plan or this Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under this Agreement to a “specified employee” (as defined under Section 409A of the Code) as a result of his or her “separation from service” (as defined below) (other than a payment that is not subject to Section 409A of the Code) shall, to the extent required by Section 409A of the Code, be delayed for the first six (6) months following such “separation from service” and shall instead be paid on the payment date that immediately follows the end of such six-month period (or, if earlier, within 10 business days following the date of death of the specified employee) or as soon as administratively practicable within 90 days thereafter, but in no event later than the end of the applicable taxable year.

18.
Recoupment. Notwithstanding any other provision of this Agreement to the contrary, the Participant acknowledges and agrees that the Price Vested Units, any Shares acquired pursuant thereto and/or any amount received with respect to any sale of such Shares are subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s recoupment policy as in effect on the Grant Date and as such policy applicable to the Company’s executive officers may be amended from time to time in order to comply with changes in laws, rules or regulations that are applicable to the Price Vested Units and Shares. The Participant agrees and consents to the Company’s application, implementation and enforcement of (a) the recoupment policy, and (b) any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation and expressly agrees that the Company may take such actions as are necessary to effectuate the recoupment policy (as applicable to the Participant) or applicable law without further consent or action being required by the Participant. For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on his or her behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold his or her Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the enforcement of the provisions continued in this Section 18. To the extent that the terms of this Agreement and the recoupment policy conflict, the terms of the recoupment policy shall prevail.

19.
Insider Trading/Market Abuse Laws. By Participating in the Plan, the Participant agrees to comply with the Company’s Insider Trading Policy. Further, the Participant acknowledges that the Participant’s country of employment (and country of residence, if different) may also have laws or regulations governing insider trading and that such laws or regulations may impose additional restrictions on the Participant’s ability to participate in the Plan (e.g., acquiring or selling Shares) and that the Participant is solely responsible for complying with such laws or regulations.

20.
Prohibition on Pledging or Hedging Before Payment of Shares. The Participant agrees not to purchase any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engage in transactions that are designed to or have the effect of pledging, hedging or offsetting any decrease in the market value of the awards in this Agreement prior to the payment of Shares under this Agreement.

21.
Exchange Control, Tax and/or Foreign Asset/Account Reporting. The Participant acknowledges that there may be exchange control, tax, foreign asset and/or account reporting requirements that may affect the Participant’s ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any Dividend Equivalents Rights paid with respect to the Price Vested Units or dividends paid on Shares acquired under the Plan) in a brokerage/bank account or legal entity outside the Participant’s country of employment (and country of residence, if different). The Participant may be required to report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the tax or other authorities in the Participant’s country of employment (and country of residence, if different). The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to the Participant’s country of employment (and country of residence, if different) through a designated bank or broker within a certain time after receipt. The Participant acknowledges that it is the Participant’s responsibility to be compliant with such regulations, and the Participant should consult his or her personal legal advisor for any details.

22.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Price Vested Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

The Estée Lauder Companies Inc.

By:	/s/ Michael O’Hare
Michael O’Hare Executive Vice President, Global Human Resources